Filed pursuant to Rule 433

Registration No. 333-238461

May 27, 2021

Final Term Sheet

EUR 1,000,000,000 0.125% Global Bonds due 2024

To be fungible and form a single series with KfW’s

EUR 5,000,000,000 0.125% Global Bonds due 2024

issued on January 11, 2017

Terms:

Issuer:	KfW

Guarantor:	Federal Republic of Germany

Aggregate Principal Amount:	EUR 1,000,000,000

Denomination:	EUR 1,000

Maturity:	January 15, 2024

Redemption Amount:	100%

Interest Rate:	0.125% per annum, payable annually in arrears

Date of Pricing:	May 27, 2021

Closing Date:	June 2, 2021

Interest Payment Dates:	January 15 in each year

First Interest Payment Date:	January 15, 2022 (for interest accrued from, and including, January 15, 2021 to, but excluding, January 15, 2022)

Accrued Interest:	In the aggregate amount of EUR 472,602.74 from, and including, January 15, 2021 to, but excluding, June 2, 2021 (for aggregate principal amount of EUR 1,000,000,000)

Currency of Payments:	EUR

Price to Public/Issue Price:	101.796%, plus Accrued Interest

Underwriting Commissions:	0.000%

Proceeds to Issuer:	101.796%, plus Accrued Interest

Format:	SEC-registered global bonds

Listing:	Frankfurt Stock Exchange (regulated market)

Business Day:	Frankfurt

Business Day Convention:	Following, unadjusted

Day Count Fraction:	Actual/Actual ICMA

Governing Law/Jurisdiction:	German Law; District Court Frankfurt am Main

Gross-Up:	No gross-up if tax deduction or withholding is imposed

Cross-Default:	None

Clearing System:	CBF (CBL, Euroclear)

Selling Restrictions:	European Economic Area, UK, Japan, Canada, Hong Kong

ISIN:	DE000A2DAR24

Ratings of Issuer:[1]	Aaa by Moody’s Investors Service, AAA by Scope Ratings and AAA by S&P Global Ratings

[1]

A security rating is not a recommendation to buy, sell or hold securities. Ratings are subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

Managers:	Barclays Goldman Sachs Bank Europe SE TD Securities

Stabilization Manager:	Barclays Bank Ireland PLC

Paying Agent:	KfW

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. The prospectus supplement relating to the bonds is available under the following link: https://www.sec.gov/Archives/edgar/data/821533/000119312520205388/d889057d424b3.htm . KfW’s base prospectus relating to the bonds is available through the following link: https://www.sec.gov/Archives/edgar/data/821533/000119312520205348/d889037d424b3.htm . Alternatively, Barclays Bank Ireland PLC will arrange to send you the prospectus, which you may request by calling toll-free +1-888-603-5847.

Notice by Barclays Bank Ireland PLC and Goldman Sachs Bank Europe SE to Distributors regarding MiFID II Product Governance

Barclays Bank Ireland PLC and Goldman Sachs Bank Europe SE (the “EU Manufacturers”) acting in their capacity as manufacturers of the bonds in the meaning of Directive 2014/65/EU and implementing legislation (as amended, “MiFID II”) hereby inform prospective distributors for the purpose of the product governance rules under MiFID II that the target market assessment made by the EU Manufacturers in respect of the bonds in accordance with the product governance rules under MiFID II has led the EU Manufacturers to the conclusion that: (i) the target market for the bonds is eligible counterparties, professional clients and retail clients each as defined in MiFID II; and (ii) all channels for distribution of the bonds are appropriate. Any distributor should take into consideration the EU Manufacturers’ target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the bonds (by either adopting or refining the EU Manufacturers’ target market assessment), determining appropriate distribution channels and performing the suitability and appropriateness assessment with respect to each client.

Notice by Goldman Sachs Bank Europe SE and The Toronto-Dominion Bank to Distributors regarding UK MiFIR Product Governance

Goldman Sachs Bank Europe SE and The Toronto-Dominion Bank (the “UK Manufacturers”) acting in their capacity as manufacturers of the bonds for the purposes of the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) hereby inform prospective distributors for the purpose of the UK MiFIR Product Governance Rules that the target market assessment made by the UK Manufacturers in respect of the bonds in accordance with the UK MiFIR Product Governance Rules has led the UK Manufacturers to the conclusion that: (i) the target market for the bonds is eligible counterparties, professional clients and retail clients, each as defined in Regulation 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“UK MiFIR”); and (ii) all channels for distribution of the bonds are appropriate. Any distributor should take into consideration the target market assessment of the UK Manufacturers; however, a distributor subject to UK MiFIR Product Governance Rules is responsible for undertaking its own target market assessment in respect of the bonds (by either adopting or refining the target market assessment of the UK Manufacturers), determining appropriate distribution channels and performing the suitability and appropriateness assessment with respect to each client.